Exhibit 99.7

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of August 28, 2013 by and among Simcere Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and certain shareholders of Simcere Pharmaceutical Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), listed on Schedule A hereto (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders” or the “Consortium”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Simcere Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Rollover Shareholder is the “beneficial owner” (as defined below) of such number of ordinary shares, par value $0.01 per share, of the Company (the “Shares”), including the Restricted Shares and the Shares represented by American Depositary Shares, as set forth opposite such Rollover Shareholder’s name on Schedule A (collectively, the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger (the “Transaction”), each Rollover Shareholder agrees that (a) the Rollover Shares beneficially owned by such Rollover Shareholder will be cancelled in accordance with the terms of the Merger Agreement, and (b) it will subscribe for, or its Affiliate will subscribe for, the number of newly issued ordinary shares of Parent as set forth opposite such Rollover Shareholder’s name on Schedule A (the “Parent Shares”) in accordance with the terms of this Agreement;

WHEREAS, each Rollover Shareholder agrees to vote or cause to be voted all of the Rollover Shares beneficially owned by such Rollover Shareholder in accordance with the terms of this Agreement;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the Transaction, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Rollover Shareholders hereby agree as follows:

1.                                      Cancellation of Rollover Shares.  Subject to the conditions set forth herein and without further action by the Rollover Shareholders, each Rollover Share shall be cancelled in accordance with the terms of the Merger Agreement.

2.                                      Subscription and Issuance of Parent Shares.

(a)                                 Each Rollover Shareholder agrees that, immediately prior to the Closing, it shall subscribe for, or its Affiliate shall subscribe for, and Parent shall issue to such Rollover Shareholder or its Affiliate, as the case may be, for consideration of $0.0001 per share payable in cash upon such issuance, the number of Parent Shares set forth opposite such Rollover Shareholder’s name on Schedule A.

(b)                                 Immediately prior to the Closing, Parent shall issue to each of Mr. Jinsheng Ren and Mr. Hongquan Liu such number of restricted Parent Shares as set forth opposite his name on Schedule A, on such terms and conditions and subject to such limitations on dividends, transfer and encumbrance and vesting schedules as the Restricted Shares owned by each of them immediately prior to the Closing (the “Restricted Parent Shares”).

3.                                      Closing of Subscription for Parent Shares.  Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby shall take place immediately prior to the Closing.

4.                                      Deposit of Rollover Shares.  No later than three (3) Business Days prior to the Closing, the Rollover Shareholders and any of the Affiliates and agents of the Rollover Shareholders holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, for disposition in accordance with the terms of this Agreement (the “Share Documents”).  The Share Documents shall be held by Parent or any agent authorized by Parent until the Closing.

5.                                      Voting of the Shares; Proxy Card.

(a)                                 Each Rollover Shareholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms, at any meeting (whether annual or extraordinary and whether or not an adjourned or postponed meeting) of the holders of the Shares, however called, each Rollover Shareholder and each of its Affiliates that acquires beneficial ownership of any Shares of the Company after the date hereof and prior to the termination of this Agreement will appear at such meeting or otherwise cause the Rollover Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) the Rollover Shares (i) in favor of the approval of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof, (ii) in favor of any matters necessary for the consummation of the Transaction, (iii) against the approval of any Acquisition Proposal or the approval of any other action contemplated by an Acquisition Proposal, (iv) against any action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interface with, delay or postpone, discourage or adversely affect the Merger Agreement or the Transaction and (v) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement, or of any Rollover Shareholder contained in this Agreement.  As used in this Agreement, “beneficially own” or “beneficial ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

(b)                                 Subject to applicable Laws, each Rollover Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written consent, if applicable) the Rollover Shares in accordance with this Section 5 at any annual or extraordinary meeting of the holders of the Shares of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in this Section 5 is to be considered.  Each Rollover Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Rollover Shareholder prior to the execution of this Agreement in respect of the voting of the Rollover Shares beneficially owned by such Rollover Shareholder, if any, are not irrevocable and such Rollover Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Rollover Shares beneficially owned by such Rollover Shareholder.  Each Rollover Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(c)                                  Each Rollover Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Shareholder under this Agreement.  Each Rollover Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and  is intended to be irrevocable prior to the termination of this Agreement in accordance with its terms. If for any reason the proxy granted herein is not irrevocable, then each Rollover Shareholder agrees to vote the Rollover Shares beneficially owned by such Rollover Shareholder in accordance with this Section 5.

6.                                      Irrevocable Election.

(a)                                 The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 10 and the proviso in Section 23, the irrevocable election and agreement by the Rollover Shareholders to the cancellation of their respective Rollover Shares, the subscription for Parent Shares and the voting of the Rollover Shares, in each case on the terms and conditions set forth herein.  In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 10, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell

(constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Rollover Shares or any right, title or interest thereto or therein (including by operation of law), including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Rollover Shares and that (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Rollover Shareholder’s economic interest in such Rollover Shares and/or (y) grants a third party the right to vote or direct the voting of such Rollover Shares (any such transaction, a “Derivative Transaction”), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement with respect to any Rollover Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv).  Any purported Transfer in violation of this paragraph shall be void.

(b)                                 Each Rollover Shareholder further covenants and agrees, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any Shares with respect to which beneficial ownership is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof.  Any such Shares shall automatically become subject to the terms of this Agreement, and Schedule A shall be deemed amended accordingly.

(c)                                  Unless required by law or legal process, each Rollover Shareholder shall not, and shall cause his or her Affiliates and representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent.  Each Rollover Shareholder (a) consents to and authorizes the publication and disclosure by Parent of such Rollover Shareholder’s identity and ownership of the Rollover Shares and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines in its good faith judgment is required to be disclosed by law (including the rules and regulations of the U.S. Securities and Exchange Commission) in any press release, any Current Report on Form 6-K, the Proxy Statement, the Schedule 13E-3 and any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Entity in connection with the Merger Agreement (or the transactions contemplated thereby) and (b) agrees promptly to give to Parent any information it may reasonably request for the preparation of any such documents.

7.                                      Representations and Warranties of the Rollover Shareholders.  Each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to

Parent, and to each other, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing:

(a)                                 Ownership of Shares.  (i) Such Rollover Shareholder (A) is and will be the beneficial owner of, and has and will have good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement; and (B) has and will have sole or shared (together with Affiliates controlled by such Rollover Shareholder) voting power, power of disposition and power to demand dissenter’s rights (if applicable), in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights (other than the limitations on dividends, transfer and encumbrance with respect to the Restricted Shares), subject to applicable United States federal securities laws, laws of the Cayman Islands, laws of the People’s Republic of China and the terms of this Agreement; (ii) the Rollover Shares will not be subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement; and (iii) such Rollover Shareholder has not Transferred any Rollover Shares pursuant to any Derivative Transaction.  As of the date hereof, other than the Rollover Shares, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities).  Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that will be in effect as of the Closing with respect to any Rollover Shares, except as contemplated by this Agreement.

(b)                                 Standing and Authority.  Each such Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Shareholder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).  If such Rollover Shareholder is married, and any of the Rollover Shares of such Rollover Shareholder constitutes community property or otherwise needs spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)                                  Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof will (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets, or (D) require the consent or approval of any other Person.

(d)                                 Litigation.  There is no action, suit, investigation, complaint or other Proceeding pending against any such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement.

(e)                                  Reliance.  Such Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.

(f)                                   Receipt of Information.  Such Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares.  Such Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

8.                                      Representations and Warranties of Parent.  Parent represents and warrants to each Rollover Shareholder that:

(a)                                 Organization, Standing and Authority.  Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders subject to the proviso in Section 23, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)                                 Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof will (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets, or (D) require the consent or approval of any other Person.

(c)                                  Issuance of Parent Shares.  The Parent Shares to be issued under this Agreement shall have been duly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than restrictions arising under any applicable securities laws or agreements entered into by all of the Rollover Shareholders and the limitations on dividends, transfer and encumbrance with respect to the Restricted Parent Shares) when issued.

9.                                      Fees and Expenses.

(a)                                 If the Transaction is not consummated, and the failure of the Transaction to be consummated is not due to the breach of this Agreement by any Rollover Shareholder, the Rollover Shareholders agree that: (i) Mr. Jinsheng Ren, New Good Management Limited and Mr. Hongquan Liu, (ii) Assure Ahead Investments Limited and Right Lane Limited, (iii) King View Development International Limited and (iv) Fosun Industrial Co., Limited, shall share, 56.45%, 25.00%, 10.58% and 7.97%, respectively, of all fees and out-of-pocket expenses incurred (i) in connection with the Transaction by Parent or for the benefit of the Consortium and (ii) in the defense, pursuit or settlement of any disputes or litigation relating to the Transaction on behalf of the Consortium; provided, however, that each Rollover Shareholder shall bear fees and out-of-pocket expenses payable by him or it to any advisor retained by it in connection with the Transaction.

(b)                                 If the Transaction is not consummated due to the breach of this Agreement of one or more Rollover Shareholders, the Rollover Shareholders in breach shall be responsible, pro rata among such Rollover Shareholders in breach based on the percentages described in Section 9(a), for all fees and out-of-pocket expenses incurred in connection with the Transaction by Parent or for the benefit of the Consortium (which, for the avoidance of doubt, shall exclude any fees and costs incurred by a Rollover Shareholder requiring separate representation contemplated in the proviso in Section 9(a)).

(c)                                  Upon consummation of the Transaction, Parent shall pay for all fees and out-of-pocket expenses incurred in connection with the Transaction by Parent or for the benefit of the Consortium (which, for the avoidance of doubt, shall exclude any fees and costs incurred by a Rollover Shareholder requiring separate representation contemplated in the proviso in Section 9(a)).

10.                               Termination.  This Agreement, and the obligations of the Rollover Shareholders hereunder, will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, however, that the provisions set forth in Sections 6(c), 9 and 11 through 25 shall survive the termination of this Agreement; provided further, that Parent shall promptly return any Share Documents that have been delivered to Parent prior to such termination to the Rollover Shareholders at their respective addresses set forth on Schedule A.

11.                               Further Assurances.  Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to perform its obligations in accordance with the terms of this Agreement.

12.                               Amendments and Modification.  This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto.

13.                               Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

14.                               Survival of Representations and Warranties.  All representations, warranties and agreements of the Rollover Shareholders or Parent contained herein shall survive the execution and delivery of this Agreement, the issuance of the Parent Shares and the consummation of the transactions contemplated hereby.

15.                               Notices.  All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) upon receipt if delivered personally, or if by facsimile, upon confirmation of receipt by facsimile, (b) one (1) Business Day after being sent by express courier service, or (c) three (3) Business Days after being sent by registered or certified mail, return receipt requested.  All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                     If to a Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder’s name on Schedule A.

If to Parent:

Simcere Holding Limited
c/o New Good Management Limited
No. 699-18 Xuan Wu Avenue

Xuan Wu District

Nanjing, Jiangsu Province 210042

The People’s Republic of China

Attention:  Mr. Weidong Ren
Facsimile: +86 25 8547 7666

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
Twin Towers — West (23Fl)
12 B Jianguomenwai Avenue
Chaoyang District, Beijing 100022, PRC
Attention: Ling Huang and W. Clayton Johnson
Facsimile: +86 10 5879 3902
E-mail:        lhuang@cgsh.com; cjohnson@cgsh.com

16.                               Entire Agreement.  This Agreement (together with the Merger Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

17.                               Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

18.                               Governing Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of New York, excluding (to the greatest extent a New York court would permit) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.  Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the Cayman Islands shall be subject to the Laws of the Cayman Islands, the Laws of the Cayman Islands shall apply with respect to such provision.

19.                               Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”)  shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC then in force (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute which arise subsequent to the commencement of arbitration of any existing Dispute shall be resolved by the tribunal already appointed to hear the existing Dispute. The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

20.                               Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that a Rollover Shareholder may assign its rights under this Agreement to one or more of its Affiliates without the prior written consent of the other parties; provided further, that no assignment will relieve the assignor of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

21.                               Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each party hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

22.                               Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

23.                               Counterparts.  This Agreement may be executed in two (2) or more counterparts, and by facsimile or, pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

24.                               Headings.  The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

25.                               No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature Page to Follow]

IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

Parent:

Simcere Holding Limited

By:	/s/ Jinsheng Ren
Name:	Jinsheng Ren
Title:	Director

Contribution Agreement

Signature Page

Rollover Shareholders:

Mr. Jinsheng Ren

/s/ Jinsheng Ren

New Good Management Limited

By:	/s/ Jinsheng Ren
Name: Jinsheng Ren
Title: Director

Mr. Hongquan Liu

/s/ Hongquan Liu

Contribution Agreement

Signature Page

Assure Ahead Investments Limited

By:	/s/ John Huan Zhao
Name:	John Huan Zhao
Title:	Authorized Signatory

Right Lane Limited

By:	/s/ Min Ning
Name:	Min Ning
Title:	Director

Contribution Agreement

Signature Page

King View Development International Limited

By:	/s/ Shujun Li
Name:	Shujun Li
Title:	Director

Contribution Agreement

Signature Page

Fosun Industrial Co., Limited

By:	/s/ Qiyu Chen
Name:	Qiyu Chen
Title:	Chairman of the Board of Directors

Contribution Agreement

Signature Page

Schedule A

		Rollover Shares		Parent Shares
					Restricted
Rollover		Ordinary	Restricted	Ordinary	Parent
Shareholder	Address and Facsimile	Shares	Shares	Shares	Shares
Mr. Jinsheng Ren	No. 699-18 Xuan Wu Avenue, Xuan Wu District, Nanjing, Jiangsu Province, P. R. China 210042 +86 25 8547 7666	2,665,988	4,000,000	5,909,589	3,200,000
New Good Management Limited	No. 699-18 Xuan Wu Avenue, Xuan Wu District, Nanjing, Jiangsu Province, P. R. China 210042 +86 25 8547 7666	37,388,990	0	51,094,950	0
Mr. Hongquan Liu	No. 699-18 Xuan Wu Avenue, Xuan Wu District, Nanjing, Jiangsu Province, P. R. China 210042 +86 25 8547 7666	72,018	2,000,000	1,231,573	1,600,000
Assure Ahead Investments Limited & Right Lane Limited	Suite 2701, One Exchange Square Central, Hong Kong +852 3961 9700	19,777,386	0	27,918,066	0
King View Development International Limited	Palm Grove House, P.O. Box 438, Road Town Tortola, British Virgin Islands +852 34285700	11,820,000	0	11,820,000	0
Fosun Industrial Co., Limited	Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong +86 21 6332 5581	8,898,088	0	8,898,088	0
Total issued and outstanding Parent Shares at the Closing				111,672,266

[SCHEDULE A TO CONTRIBUTION AGREEMENT]